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                                                                  EXHIBIT 10.64


October 28, 2002


James L. Benjamin
215 Clipper Bay Drive
Alpharetta, Georgia 30005

Dear Jim:

I am pleased to extend the terms and conditions of full time employment with PRG-Schultz USA, Inc. ("PRGS") as Executive Vice President, U.S. Operations, reporting to Mark Perlberg, President and Chief Operating Officer, or his designee, conditioned upon your signing this offer letter. We are very excited about your joining our organization and the opportunities for our mutual success. Addendum A lists the key responsibilities of your role.

Enclosed is our new hire package, which includes the forms to be completed and returned to me at the Atlanta office.

The following confirms our the terms and conditions of your employment:

1. Base Salary. Base salary of $275,000.00 per annum, paid $10,576.92 bi-weekly. Your performance will be reviewed on March 1, 2003 and annually, thereafter.

2. Performance Bonus. You will be eligible for an incentive bonus ("Incentive Bonus") which will include payout potentials of 35% of your base pay for achievement of annual target performance goals and payout potentials of 70% of your base pay for achievement of annual maximum performance goals, in accordance with PRGS's incentive bonus plan.

3. Options. You will be granted options to purchase 50,000 shares of Common Stock in PRG Schultz International, Inc. ("PRGX"), subject to Board of Directors' approval. This grant will be made pursuant to the terms of your option agreement (25% immediate vesting on the date of issue and 25% vesting on each anniversary date of issue). In addition, you are eligible for an additional 50,000 options (based on performance) at the time of your performance review on March 1, 2003 (subject to Board of Directors' approval).

4. Car Allowance. You will receive an annual car allowance in the amount of $15, 000.00 paid $1,250.00 monthly.

5. Employee Benefits. You will be eligible for participation in PRGS' Personal Benefits Plan, which offers a full suite of benefit services. You will receive your benefits package at your home address prior to your eligibility date. Medical, dental, and flexible spending


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         account eligibility begins the first of the month following 30 days of employment. PRGS also offers a 401(k) Savings Plan and Employee Stock Purchase Plan. You will be eligible to participate in the 401(k) Savings Plan at the beginning of the month following your start date (if age 21 or over), and you will be eligible to participate in the Employee Stock Purchase Plan at the beginning of the next purchase period after you have completed six (6) months of employment.

6.       Termination.

         (a) This Agreement may be terminated by PRGS for cause upon delivery to you of a thirty (30) days notice of termination. As used herein, "cause" shall mean (i) fraud, dishonesty, gross negligence, willful misconduct, commission of a felony or an act of moral turpitude, or (ii) engaging in activities prohibited by Sections 3, 4, 5, 6 or 7 of the PRGS Employee Agreement, or any other material breach of this Agreement.

         (b) Either party, without cause, may terminate this Agreement by giving thirty (30) days written notice. Additionally, your employment may be terminated by you for "Good Reason" upon thirty (30) days prior written notice of termination (the "Termination Notice") served personally with such "Good Reason" being specified in the Termination Notice; provided that at the time of such notice to PRG-Schultz, there is no basis for termination by PRG-Schultz of your employment for cause; and further provided that at the time of such Termination Notice to PRG-Schultz you have delivered at least 30 days prior thereto a written notice to PRG-Schultz (the "Event Notice") stating a condition exists which with the passage of time will allow you to terminate your employment for "Good Reason" and specifying the factual basis for such condition and such condition has not been cured by PRG-Schultz prior to its receipt of the Termination Notice. For purposes of this provision, "Good Reason" means any one of the following: (i) the assignment to you of duties or a position or title inconsistent with or lower than the duties, position or title provided in this offer letter; (ii) the principal place where you are required to perform a substantial portion of your employment duties hereunder is outside of the metropolitan Atlanta, Georgia area; or (iii) the reduction of your Base Salary or potential Bonus below amounts set forth herein; provided however you shall have no right to terminate pursuant to this Section if PRG-Schultz's Board of Directors or the Compensation Committee of the Board (the "Committee") has duly authorized and directed a general compensation decrease for all executive employees of PRG-Schultz and the reduction of the sum of your Base Salary and potential Bonus hereunder is similarly reduced in respect of other executives. Notwithstanding the foregoing, a termination shall not be treated as a termination for "Good Reason" (A) if you have consented in writing to the occurrence of the event giving rise to the claim of termination for Good Reason or (B) unless you have delivered an Event Notice to PRG-Schultz at least 30 days prior to providing the Termination Notice and the event identified in the Event Notice shall not have been cured by PRG-Schultz prior to its receipt of the Termination Notice.

         (c) In the event of your Disability, physical or mental, PRGS will have the right, subject to all applicable laws, including without limitation, the Americans with


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                  Disabilities Act ("ADA"), to terminate your employment
                  immediately. For purposes of this Agreement, the term "Disability" shall mean your inability or expected inability (or a combination of both) to perform the services required of you hereunder due to illness, accident or any other physical or mental incapacity for an aggregate of ninety (90) days within any period of one hundred eighty (180) consecutive days during which this Agreement is in effect, as agreed by the parties or as determined pursuant to the next sentence. If there is a dispute between you and PRGS as to whether a Disability exists, then such issue shall be decided by a medical doctor selected by PRGS and a medical doctor selected by you and your legal representative (or, in the event that such doctors fail to agree, then in the majority opinion of such doctors and a third medical doctor chosen by such doctors). Each party shall pay all costs associated with engaging the medical doctor selected by such party and the parties shall each pay one-half (1/2) of the costs associated with engaging any third medical doctor.

         (d) In the event this Agreement is terminated, all provisions in this Agreement or the Employee Agreement relating to any actions, including those of payment or compliance with covenants, subsequent to termination shall survive such termination.

8.       Severance Payments.

         (a) If your employment with PRGS is terminated for cause or if you voluntarily resign, you will receive your base salary prorated through the date of termination, payable in accordance with PRGS' normal payroll procedure, and you will not receive any bonus or any other amount in respect of the year in which termination occurs or in respect of any subsequent years.

         (b) If your employment with PRGS is terminated by PRGS without cause or for Good Reason, you will receive your base salary and bonus for the year in which such termination occurs prorated through the date of such termination, plus a severance payment equal to continuation of your base salary for twelve (12) months and PRGS will pay the difference between the current cost of your medical benefits and the cost of COBRA for a period of twelve (12) months following termination both conditioned upon signing an agreement and release. Except as provided in the immediately preceding sentence, you will not receive any other amount in respect of the year in which termination occurs or in respect of any subsequent years. The prorated base salary and severance payments will be paid in accordance with PRGS' normal payroll procedures.

         (c) If your employment with PRGS is terminated by your death or Retirement, you (or your legal representative in the case of death) will receive base salary and bonus for the year in which such termination occurs prorated through the date of such termination and will not receive any other amount in respect of the year in which termination occurs or in respect of any subsequent years. The prorated base salary will be in accordance with PRGS' normal payroll procedure and the prorated bonus will be paid in a lump sum within ninety (90) days after the end of the year to which it relates.


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         (d)      If your employment with PRGS is terminated for Disability (as defined above), you or your legal representative will receive all unpaid base salary and bonus for the year in which such termination occurs prorated through the date of termination with such prorated base salary payable in accordance with PRGS' normal payroll procedure and the prorated bonus payable in a lump sum within ninety (90) days after the end of the year to which it relates.

         (e) If you fail to observe or perform any of your duties and obligations under Sections 3, 4, 5, 6 or 7 of the PRGS Employee Agreement, you will forfeit any right to severance or other termination payments of any amounts other than base salary prorated through the date of termination and upon PRGS' demand for same, you shall repay PRGS any severance or other termination payments paid to you after the date of termination of your employment with PRGS (other than such base salary).

9. Successors and Assigns. You may not assign this Agreement. This Agreement may be assigned by PRGS to any affiliate of PRGS. The provisions of this Agreement will be binding upon your heirs and legal representatives.

10. Notices. Any notice to be given under this Agreement shall be given in writing and may be effected by personal delivery or by placing such in the United States certified mail, return receipt requested and addressed as set forth below, or as otherwise addressed as specified by the parties by notice given in like manner:

If to PRGS:                PRG Schultz USA, Inc.
                           2300 Windy Ridge Parkway
                           Suite 100 North
                           Atlanta, Georgia 30339-8426
                           Attention: General Council

If to you:
                           ---------------------------------

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11.      Withholdings. PRGS will deduct or withhold from all amounts payable to you pursuant to this Agreement such amount(s) as may be required pursuant to applicable federal, state or local laws.

12. Entire Agreement. This Agreement, the Employee Agreement and such other documents as may be referenced by such documents (the "Referenced Documents"), constitute our entire agreement with respect to the subject matter hereof and, except as specifically provided herein or in the Employee Agreement and the Referenced Documents, supersedes all of our prior discussions, understandings and agreements. Any such prior agreements shall be null and void. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Time is of the essence of this Agreement and each and every Section and subsection hereof. In the event of any conflict between the form Employee Agreement, this agreement will supercede the form Employee Agreement.


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Please confirm your acceptance of this offer by signing and returning both this letter and employee agreement to me within seven (7) days. If not returned by that date, this offer is null and void.


Sincerely,

/s/ Marie Neff

Marie Neff
Senior Vice President, Human Resources

Accepted and agreed:


/s/  James L. Benjamin                                              10/28/02
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   James L. Benjamin                                                  Date





                                   ADDENDUM A

Job Duties and Responsibilities include but are not limited to:

- Develop an aggressive, yet manageable, annual plan and budget, which emphasizes expanded business opportunities. Then, develop approaches to accelerate service offerings - to do it better, faster, and more efficiently.

- Drive initiatives to ensure that quarterly revenue/earnings objectives are met.

- Lead the development of the strategic business plans for the United States, including positioning strategies aimed at growing the firm's market leadership position.

- Monitor trends in the relevant industries to anticipate and meet new market opportunities and competitive threats.


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-        Develop and focus the business plan on select strategic business initiatives/activities in an entrepreneurial environment that encourages continuous idea generation.

- Select, motivate and develop staff to achieve high standards of performance.

- Work closely and manage relationships with senior executives in the Corporate Office to ensure that the potential of the United States product range is understood throughout PRG-Schultz. Take leadership for delivering results.

- Identify and assess the commercial viability of new business opportunities, including joint ventures and strategic relationships, capable of generating additional revenue streams and work with other general managers and managing directors to develop winning strategies and successful projects.


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